                                   FORM 15



Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number     001-08059
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                             Getty Realty Corp.
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           (Exact name of registrant as specified in its charter)


    125 Jericho Turnpike, Jericho, New York  11753   Tel. (516) 338-2600
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, par value $0.10 per share
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          (Title of each class of securities covered by this Form)


                                    None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   [ x ]   Rule 12h-3(b)(1)(ii)  [   ]
          Rule 12g-4(a)(1)(ii)  [   ]   Rule 12h-3(b)(2)(i)   [   ]
          Rule 12g-4(a)(2)(i)   [   ]   Rule 12h-3(b)(2)(ii)  [   ]
          Rule 12h-3(b)(1)(i)   [ x ]   Rule 15d-6            [   ]

     Approximate number of holders of record as of the certification or notice date:


                                      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Getty Realty Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January 30, 1998                     BY: /s/ John J. Fitteron
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                                               John J. Fitteron
                                               Senior Vice President, Treasurer
                                               and Chief Financial Officer